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                                                                    EXHIBIT 99.1


                                                                 (WILLIAMS LOGO)

NEWS RELEASE

NYSE: WMB



DATE: May 19, 2003


         Williams Takes Actions to Redeem and Repay Buffett Investments

                        Company to Access Capital Markets

           TULSA, Okla. - Williams (NYSE:WMB) today announced actions that will result in the retirement of the investments in Williams by a subsidiary of MidAmerican Energy Holdings Company, a member of the Berkshire Hathaway Inc. family of companies.

           Williams and MidAmerican have reached an agreement under which Williams will repurchase for approximately $289 million all of the outstanding 9-7/8 percent cumulative-convertible preferred shares held by a wholly owned subsidiary of MidAmerican. In March 2002, Williams sold the 1,466,667 preferred shares to MidAmerican in a $275 million transaction. The repurchase is subject to typical closing conditions, including obtaining the necessary approvals from Williams' banks. The company expects to close the transaction in June.

           Williams also announced that it intends to make a $1.17 billion payment that will retire a loan with a group of investors led by Berkshire Hathaway. The 364-day loan, which matures in July, is secured by substantially all of Williams' exploration-and-production interests in the U.S. Rocky Mountains. Williams plans to repay this loan prior to maturity.

           Williams intends to refinance a portion of the exploration-and-production loan with new, subsidiary-level borrowing at market rates. The company is seeking $400 million to $500 million in financing through a four-year, fully funded and prepayable term loan. Williams intends to use the same exploration and production interests to secure the new financing. The remaining amounts due will be repaid from available cash at Williams, principally generated from recently closed asset sales. Williams is scheduled to close the new exploration-and-production loan on or around May 30.

           "Warren Buffett's Berkshire Hathaway companies served as important strategic partners for Williams in 2002 - with both a preferred-equity investment and the exploration-and-production loan," said Steve Malcolm, chairman, president and chief executive officer. "This group's demonstrated faith in Williams' fundamental strengths and, importantly, our future helped us weather a severe financial crisis.

           "We are seizing opportunities that allow Williams to benefit from targeted financings in a manner that is consistent with our overarching goals of strengthening liquidity and reducing debt," he said.


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           "The fact that, short of a year after the exploration-and-production loan, Williams is in a position to redeem and repay these investments on attractive terms is evidence, in and of itself, of the significant progress we're making toward strengthening our company and narrowing our focus," Malcolm said.

         "We are pleased to have played a role helping Williams secure a stronger financial future," said David Sokol, chairman and chief executive officer of MidAmerican Energy Holdings Company.

ABOUT WILLIAMS (NYSE:WMB)

Williams, through its subsidiaries, primarily finds, produces, gathers, processes and transports natural gas. Williams' gas wells, pipelines and midstream facilities are concentrated in the Northwest, Rocky Mountains, Gulf Coast and Eastern Seaboard. More information is available at www.williams.com.

CONTACT:     Kelly Swan
             Williams (media relations)
             (918) 573-6932

             Travis Campbell
             Williams (investor relations)
             (918) 573-2944

             Courtney Baugher
             Williams (investor relations)
             (918) 573-5768


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Portions of this document may constitute "forward-looking statements" as defined by federal law. Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the "safe harbor" protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the company's annual reports filed with the Securities and Exchange Commission.